UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2026

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 36611
Dallas, Texas	75235-1611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 792-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 19, 2026, Southwest Airlines Co. (the “Company”) entered into that certain Increase Joinder Agreement No. 1 and First Amendment to Credit Agreement (the “Increase Joinder”) with the lenders party thereto and BNP Paribas, in its separate capacity as administrative and collateral agent for the lenders (the “Agent”).

The Increase Joinder amends that certain Term Loan Credit Agreement, dated March 11, 2026 (the “Original Credit Agreement”, and the Original Credit Agreement, as amended by the Increase Joinder, the “Amended Credit Agreement”), which established a senior secured term loan credit facility (the “Term Loan Facility”) and initial term loans in an original principal amount of $500 million. The Increase Joinder provides for the extension of additional credit to the Company in the form of incremental term loans in an aggregate principal amount equal to $1.0 billion (the “First Incremental Term Loans” and, together with the existing term loans under the Original Credit Agreement, the “Term Loans”). Additionally, the Increase Joinder amends the uncommitted incremental term loan feature under the Original Credit Agreement to allow up to $1.0 billion in incremental term loan commitments to be established from time to time after the Increase Joinder effective date in accordance with the terms and conditions set forth in the Amended Credit Agreement.

The Term Loans and related obligations mature in full on March 11, 2029, and the Company has the right at any time to prepay the Term Loans, in whole or in part, without premium or penalty, upon at least three business days’ prior written notice to the Agent. Amounts prepaid under the Amended Credit Agreement may not be reborrowed.

As of the date hereof, after giving effect to the Increase Joinder and the incurrence of the First Incremental Term Loans, the aggregate outstanding principal amount of Term Loans under the Amended Credit Agreement is $1.5 billion. Generally, amounts outstanding under the Amended Credit Agreement bear interest at the same interest rates described in the Original Credit Agreement.

The terms of the First Incremental Term Loans are substantially the same as the other existing Term Loans under the Original Credit Agreement with respect to the interest rate, prepayment terms, maturity, representations, warranties, covenants, and events of default. The Term Loans and other obligations under the Amended Credit Agreement are secured by a grant of a security interest in certain aircraft and related assets serving as collateral under the Original Credit Agreement, as well as additional aircraft and related assets added to the collateral pool in connection with the Increase Joinder, with a minimum collateral coverage ratio requirement. The Company is permitted to supplement, replace or remove assets included in the collateral pool, subject to certain conditions including satisfaction of the collateral coverage ratio. The Company may also request the release of liens on collateral pool assets, provided that the collateral coverage ratio is satisfied through remaining collateral, loan prepayment, and/or the addition of replacement collateral. Amounts outstanding under the Term Loan Facility may be accelerated upon the occurrence of an event of default. The Company’s existing revolving credit facility was not amended in connection with the entry into the Amended Credit Agreement.

The foregoing description of the Increase Joinder does not purport to be complete and is qualified in its entirety by reference to the text of the Increase Joinder, a copy of which will be filed with the Company’s Quarterly Report for the fiscal quarter ending June 30, 2026, and the previously filed Original Credit Agreement, which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, each of which is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

May 19, 2026	By:	/s/ Tom Doxey
Tom Doxey
Executive Vice President & Chief Financial Officer (Principal Financial Officer)